UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2019

Predictive Oncology Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	83-4360734
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2915 Commers Drive, Suite 900 Eagan, Minnesota		55121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Precision Therapeutics Inc.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	POAI (formerly AIPT)	Nasdaq Capital Market

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Years.

On June 13, 2019, Predictive Oncology Inc. (f/k/a Precision Therapeutics Inc.) (the “Company”) filed with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock, par value $0.01 per share (the “Series E Stock”) (the “Certificate”). The Certificate authorizes 350 shares of Series E Stock and establishes the rights and preferences of Series E Stock, as follows:

Each Preferred Share will have a liquidation value of $10,000. Upon liquidation, dissolution or winding up of the Corporation, the Preferred Shares shall rank senior to the Series B Preferred Stock, Series D Preferred Stock and common stock. The Preferred Shares shall not have dividend rights, and therefore no dividends will accrue on the Preferred Shares.

Commencing six months after the date of issuance, each Preferred Share will be convertible into 0.056857% of the Company’s issued and outstanding shares of common stock immediately prior to conversion (rounded down to the nearest whole share). Notwithstanding the foregoing, if the total number of shares issuable upon conversion of all Preferred Shares issued in the Offering exceeds 19.9% of the Company’s issued and outstanding common stock immediately prior to the Initial Closing (the “NASDAQ Share Cap”) (such excess, the “Excess Conversion Shares”), then (i) only the portion of any Preferred Share will be converted that results in the issuance of 0.056857% of the NASDAQ Share Cap (rounded down to the nearest whole share), and (ii) the portion of such Preferred Share that would otherwise remain outstanding as a fractional share will be redeemed by the Company with funds legally available therefor, for a price equal to the market price of the common stock on the conversion date multiplied by 0.056857% of the Excess Conversion Shares. The limitation in this paragraph will not apply if the Company obtains stockholder approval to issue the Excess Conversion Shares as required by the NASDAQ’s Marketplace Rules. Further, the total number of shares issuable to any holder upon conversion is subject to a limitation (the “Individual Holder Share Cap”) in the event the number of shares issuable upon conversion would trigger a change of control under the Nasdaq Marketplace Rules. If a conversion would result in the holder owning an amount of common stock in excess of such holder’s Individual Holder Share Cap, then the Company shall deliver cash for the excess shares as provided in the Certificate of Designation, unless stockholder approval is obtained as provided in the Certificate of Designation. On the date that is twelve months after the Final Closing, the Company has the option to automatically convert the Preferred Shares into shares of the Company’s common stock, upon the same terms as the optional conversion.

The Company may redeem the Preferred Stock on 10 days’ notice at 130% of the face value. Prior to redemption, the holders may convert their shares upon the same terms as the optional conversion.

In the event of a change of control of the Company (meaning an acquisition of 30% or more of the Company’s issued common shares by a single party/parties acting in concert) before the first anniversary of the Final Closing, the Company may compel holders to exercise the conversion rights of the Preferred Share(s) at a time of Company’s choosing, upon the same terms as the optional conversion.

The Preferred Shares will vote with the common stock as a single class on all matters submitted to a vote of stockholders of the Corporation other than any proposal to approve the issuance of the Excess Conversion Shares or any shares in excess of the Individual Holder Share Cap. The Preferred Shares will vote on an as-converted to common stock basis, taking into account the conversion limitations resulting from the Nasdaq Share Cap and the Individual Holder Share Cap, if and as applicable; however, the number of votes per Preferred Share will not exceed 15,625.

The foregoing description of the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock is qualified in its entirety by reference thereto, which is filed as Exhibit 3.1 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)       Not applicable.

(b)       Not applicable.

(c)       Not applicable.

(d)       Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Predictive Oncology Inc.

By:	/s/ Bob Myers
Name: Bob Myers Title: Chief Financial Officer

Date: June 19, 2019

EXHIBIT INDEX

Exhibit
No.	Description

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock